As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLANTIC UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

(Address of Principal Executive Offices) (Zip Code)

Atlantic Union Bankshares Corporation

Stock and Incentive Plan

(as amended and restated effective May 4, 2021)

(Full title of the plan)

Rachael R. Lape

Executive Vice President, Corporate Secretary
& General Counsel

Atlantic Union Bankshares Corporation

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Susan S. Ancarrow, Esq.

Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Building

1001 Haxall Point
Richmond, Virginia 23218-1122

(804) 697-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $1.33 per share	1,500,000 (2)	$39.39	$59,085,000	$6,446.18

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of common stock, par value $1.33 per share (the “Common Stock”), of Atlantic Union Bankshares Corporation, a Virginia corporation (the “Registrant”), as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.

(2)

Represents 1,500,000 shares of Common Stock reserved for future issuance under the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended and restated May 4, 2021 (formerly known as the Union First Market Bankshares Corporation 2011 Stock Incentive Plan and the Union Bankshares Corporation Stock and Incentive Plan) (the “Plan”), as approved by the shareholders of the Registrant on May 4, 2021. The Registrant, which was then known as Union First Market Bankshares Corporation, previously registered 1,000,000 shares of Common Stock for issuance under the Plan on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2011 (File No. 333-175808). The Registrant, which was then known as Union Bankshares Corporation, previously registered an additional 1,500,000 shares of Common Stock for issuance under the Plan on the Registration Statement on Form S-8 filed with the Commission on April 23, 2015 (File No. 333-203580).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on May 4, 2021, as quoted on the NASDAQ Global Select Market. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 1,500,000 shares of Common Stock reserved for issuance under the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended and restated May 4, 2021 (the “Plan”). The Plan was originally adopted as the Union First Market Bankshares Corporation 2011 Stock Incentive Plan (the “2011 SIP”), which was approved by shareholders on April 26, 2011. The 2011 SIP was amended and restated as the Union Bankshares Corporation Stock and Incentive Plan, which was approved by shareholders on April 21, 2015, and which was further amended by the Board of Directors effective May 20, 2019, to change the name of the plan to the Atlantic Union Bankshares Corporation Stock and Incentive Plan. The amended and restated Plan was approved by shareholders on May 4, 2021.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-175808) filed by the Registrant with the Commission on July 27, 2011, and the subsequent Registration Statement on Form S-8 (File No. 333-203580) filed by the Registrant with the Commission on April 23, 2015 (collectively, the “Prior Registration Statements”) and relates to securities of the same class as that to which the Prior Registration Statements relate.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act.

In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 5, 2021, January 19, 2021, January 28, 2021, February 26, 2021, April 5, 2021, May 5, 2021 and May 6, 2021 (in each case other than portions of those documents deemed to be furnished and not filed); and

(d)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the Commission on July 2, 1999 (incorporated by reference from its Registration Statement on Form S-4 (File No. 333-49563), originally filed with the Commission on April 7, 1998), as updated by Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021, including any subsequently filed amendments or reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Virginia SCA”) provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Registrant’s Amended and Restated Articles of Incorporation, effective May 7, 2020, as amended by Articles of Amendment effective June 9, 2020 (the “Articles”) provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of the Registrant is not liable to the Registrant or its shareholders for monetary damages.

A Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Virginia SCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Virginia SCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Articles provide that, to the full extent permitted by the Virginia SCA, the Registrant is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law.

The Registrant has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of the Registrant against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Registrant and (ii) the Registrant to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

3.1	Amended and Restated Articles of Incorporation of Atlantic Union Bankshares Corporation, effective May 7, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 7, 2020)

3.1.1	Articles of Amendment designating the 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, effective June 9, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on June 9, 2020)

3.2	Amended and Restated Bylaws of Atlantic Union Bankshares Corporation, effective as of December 5, 2019 (incorporated by reference to Exhibit 3.3 to Annual Report on Form 10-K filed on February 25, 2020)

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP with respect to the validity of the Common Stock, filed herewith

15.1	Acknowledgment of Ernst & Young, LLP, filed herewith

23.1	Consent of Ernst & Young LLP, filed herewith

23.2	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

99.1	Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended and restated May 4, 2021 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 6, 2021)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Articles of Incorporation, as such may be amended from time to time, the Registrant’s Bylaws or the Registrant’s indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on May 11, 2021.

ATLANTIC UNION BANKSHARES CORPORATION

By:	/s/ Robert M. Gorman
Robert M. Gorman

Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Asbury and Robert M. Gorman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in his or her capacity as a director or officer, or both, of Atlantic Union Bankshares Corporation, to prepare, execute and deliver any and all amendments (including post-effective amendments) and supplements to this Registration Statement, including any amendment to this Registration Statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith (including any necessary amendments thereof), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or desirable to be done in connection with the above-described matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 11, 2021.

Signature	Capacity

/s/ John C. Asbury	President and Chief Executive Officer and Director
John C. Asbury	(principal executive officer)

/s/ Robert M. Gorman	Executive Vice President and Chief Financial Officer
Robert M. Gorman	(principal financial and accounting officer)

/s/ Patrick E. Corbin	Director
Patrick E. Corbin

/s/ Frank Russell Ellett	Director
Frank Russell Ellett

s/ Gregory L. Fisher	Director
Gregory L. Fisher

/s/ Daniel I. Hansen	Director
Daniel I. Hansen

/s/ Jan S. Hoover	Director
Jan S. Hoover

/s/ Patrick J. McCann	Director and Vice Chairman of the Board of Directors
Patrick J. McCann

/s/ W. Tayloe Murphy, Jr.	Director
W. Tayloe Murphy, Jr.

s/ Alan W. Myers	Director
Alan W. Myers

/s/ Thomas P. Rohman	Director
Thomas P. Rohman

/s/ Linda V. Schreiner	Director
Linda V. Schreiner

/s/ Thomas G. Snead, Jr.	Director
Thomas G. Snead, Jr

/s/ Ronald L. Tillett	Director and Chairman of the Board of Directors
Ronald L. Tillett

Signature	Capacity

/s/ Keith L. Wampler	Director
Keith L. Wampler

/s/ F. Blair Wimbush	Director
F. Blair Wimbush